                                                                   EXHIBIT 10.18

                              BEVERAGE WORKS, INC.
                        1996 INCENTIVE COMPENSATION PLAN

         This BEVERAGE WORKS, INC. 1996 INCENTIVE COMPENSATION PLAN (the "Plan") is adopted by Beverage Works, Inc., a California corporation (the "Corporation") in order to attract, motivate and retain eligible employees. The Plan is intended to promote the interests of the Corporation and its shareholders by providing eligible employees with the opportunity to earn incentive compensation that is linked to the financial performance of the Corporation.

         Incentive compensation provided under the Plan is intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Plan shall be interpreted consistently with such intent. Existence of this Plan is not intended to preclude the Corporation from providing additional incentive compensation to eligible employees or incentive compensation under other plans, agreements or arrangements to an employee, whether such employee is eligible to participate in the Plan or actually participates in the Plan.

I.       Definitions

         A. "Award" means the amount of money payable to a Participant who has received an IC Agreement.

         B.      "Board" means the Board of Directors of the Corporation.

         C.      "Code" means the Internal Revenue Code of 1986, as amended.

         D. "Committee" means the committee appointed pursuant to Article II to administer the Plan.

         E. "Corporation" means Beverage Works, Inc., a California corporation.

         F.      "Fiscal Year" means the fiscal year of the Corporation.

         G. "IC Agreement" means the incentive compensation agreement evidencing the terms of a Participant's participation in the Plan.

         H. "Modified EBITDA" means the consolidated net income of the Corporation and its subsidiaries before interest, federal and state income taxes, depreciation and amortization determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), applied consistent with past practices of the Corporation, provided, however, to the extent included in the consolidated net income of the Corporation, excluding the effect of the following items:

                 (1) the gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with past practice;

                 (2)      any extraordinary gain or loss;

                 (3) any gain, loss, income or expense resulting from a change in the Corporation's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Corporation in its audited financial statements for its fiscal year 1996;

                 (4) any reserves or adjustments to reserves which are not consistent with past practices of the Corporation;

                 (5)      cash bonuses paid pursuant to this Plan; and

                 (6) compensation paid to the members of the board of directors.

         I. "Participant" means an eligible employee of the Corporation that has received an IC Agreement under the Plan.

         J.      "Plan" means this Incentive Compensation Plan.

II.  Administration

         The regularly appointed compensation committee of the Board shall serve as the Committee that administers the Plan unless the Board shall appoint another compensation committee of members of the Board to administer the Plan. In all cases, the Committee shall have at least two (2) members and no member of the Board may serve on the Committee unless such person is an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code, and applicable guidance issued thereunder.

         The Committee shall have the full power and authority, subject to provisions of the Plan, to select employees to receive IC Agreements, determine the terms of IC Agreements, promulgate rules and regulations as it deems appropriate for the proper administration of the Plan, interpret the terms of the Plan, certify whether the Performance Goals and the material terms of an IC Agreement are met prior to payment of any amount under the Plan, and to otherwise take any and all action as it deems to be necessary or appropriate in connection with the operation of the Plan. Decisions and selections of the Committee shall be made by a majority of its members, and if made pursuant to the terms of the Plan shall be final.

         Action of the Committee may be evidenced by approved minutes of a meeting of the Committee, or a document executed by any member of the Committee or an officer of the Corporation authorized by the Committee to execute documents on the Committee's behalf.

III.  Participation

         A. Eligibility. Only officers and key employees (as determined by the Committee) of the Corporation shall be eligible to participate in the Plan and receive an IC Agreement under the Plan.

         B. Designation of Participants. The Committee shall select those eligible employees who shall receive an IC Agreement under the Plan. The IC Agreement shall be in writing, shall specify the period to which the IC Agreement relates, and shall include any other material terms of the IC Agreement.

IV.  Incentive Compensation Agreement

         A. Performance Periods. IC Agreements under the Plan shall be for at least one Fiscal Year and for a total of no more than four (4) consecutive Fiscal Years. The Committee shall specify the number of Fiscal Years applicable to each IC Agreement. An IC Agreement for a Fiscal Year must be established not later than ninety (90) days after the beginning of the first day of such Fiscal Year.

         B. Performance Goals. The right to receive an Award and amount of an Award is conditioned on the Corporation's performance with respect to Modified EBITDA of the Corporation for the relevant Fiscal Year.

         C. Calculation of Award. The Award to a Participant is determined based on the Corporation's attainment of Modified EBITDA specified in the Participant's IC Agreement for the relevant Fiscal Year. A Participant's Award for the entire period covered by an IC Agreement is determined in accordance with the following steps:

         Step 1. Based on the Modified EBITDA, determine a Participant's Percentage Award under the IC Agreement. The Percentage Award shall not exceed the following table:


                                                                        PERCENTAGE    TOTAL MAXIMUM
      MODIFIED EBITDA                                                     AWARD         AUTHORIZED
----------------------------                                            ----------    --------------
(IS LESS THAN OR EQUAL TO) 0                                                0%              0%
(IS GREATER THAN) 0 but (IS LESS THAN OR EQUAL TO) $1,000,000               2%             8.45%
(IS GREATER THAN) $1,000,000 but (IS LESS THAN OR EQUAL TO) $2,000,000      2%             8.45%
(IS GREATER THAN) $2,000,000 but (IS LESS THAN OR EQUAL TO) $4,000,000      2%             8.45%
(IS GREATER THAN) $4,000,000                                                4%            12.45%

         Step 2. Determine the Participant's Award, if any, under the following formula: Modified EBITDA x Percentage Award = Award

         D. Total Maximum Authorized. The total percentage of Modified EBITDA that may be awarded under this Plan to all Participants for any Fiscal Year is stated in Step 1 of Paragraph C under the column "Total Maximum Authorized."

V.  Payment of Awards.

         A. Certification and Payment. No payment of any Award shall be made to a Participant until the Committee has certified in writing that the material terms of an IC Agreement have been met and the Participant is entitled to payment. The amount of an Award to a Participant for a Fiscal Year shall be determined not later than the last day of February following the end of such Fiscal Year. The full amount shall be payable not later than such determination date.

         B. Employment on Payment Date Generally Required. No Participant shall receive payment of an amount with respect to an Award unless such Participant is an active employee of the Corporation (or a subsidiary) as of the 180th day of the Fiscal Year. A Participant so employed on or after the 180th day of a Fiscal Year but not so employed as of the last day of such Fiscal Year shall be entitled to an Award prorated based on the number of days employed for such Fiscal Year divided by the number of days of such Fiscal Year. A Participant who dies or is disabled during the Fiscal Year shall continue to receive amounts payable under an IC Agreement for such Fiscal Year. For purposes of this paragraph, a Participant shall be disabled if the participant is determined to be disabled under the Participant's employment agreement with the Corporation.

VI.  Amendment or Termination

         The Board reserves the right to amend, suspend, or terminate the Plan or adopt a new plan at any time; provided that no such amendment shall without the consent of the Participant affect the payment of any IC Agreement to such Participant. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan.

VII.  Miscellaneous

         A. Nonassignment. The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law, except by will or the laws of descent and distribution.

         B. Interpretation. This Plan is intended to provide Participants with the opportunity to receive incentive compensation that is deductible by the Corporation without regard to the limitations of Section 162(m)(1) of the Code and shall be construed accordingly. The Plan shall otherwise be governed by the laws of the State of California and construed in accordance therewith.

         C. No Employment Right. The granting of an IC Agreement confers on no employee the right to employment or continued employment by the Corporation. The right of the Corporation to terminate the employment of a Participant shall not be diminished or affected by reason of receipt of an IC Agreement under the Plan.

VIII.  Effective Date

         This Plan is adopted effective as of January 1, 1997, provided that no payment of an Award shall be made under the Plan unless the Plan is approved by the shareholders of the Corporation.

BEVERAGE WORKS, INC.



 /s/ FREDERIK G.M. RODENHUIS                 /s/ LYLE R. MAUL
 --------------------------------          -----------------------------------
Frederik G.M. Rodenhuis                    Lyle R. Maul
Chief Executive Officer                    Secretary